As filed with the Securities and Exchange Commission on October 20, 2000
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                               HOLLYWOOD.COM, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

          Florida                                     65-0385686
---------------------------------        -------------------------------------
(State or other jurisdiction of          (IRS Employer Identification Number)
incorporation or organization)

   2255 Glades Road, Suite 237 West               Mitchell Rubenstein
      Boca Raton, Florida 33431                 Chief Executive Officer
            (561) 998-8000                        Hollywood.com, Inc.
-------------------------------------       2255 Glades Road, Suite 237 West
   (Address, including zip code and            Boca Raton, Florida 33431
telephone number, including area code,        Telephone No. (561) 998-8000
 of registrant's principal executive          Facsimile No. (561) 998-2974
               offices)                 ----------------------------------
                                        (Name, address, including zip code, and
                                         telephone number, including area code,
                                                 of agent for service)

                          Copies of communications to:
                             W. Robert Shearer, Esq.
                         General Counsel and Senior Vice
                                    President
                        2255 Glades Road, Suite 237 West
                            Boca Raton, Florida 33431
                          Telephone No. (561) 998-8000
                               Facsimile No. (561)
                                    998-2974
                           ---------------------------
              Approximate date of commencement of proposed sale to
              the public: From time to time after this registration
                          statement becomes effective.
                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum         Proposed Maximum          Amount Of
         Title of Shares                   Amount To            Offering Price         Aggregate Offering        Registration
         To Be Registered              Be Registered(1)          Per Share (2)              Price (2)               Fee(3)
-----------------------------------    ------------------     --------------------    ----------------------    ---------------
Common stock, par value $.01 per       1,127,056                    $7.03                $7,924,613               $2,092.10
     share

Common stock, par value $.01 per        60,000(4)                  $10.00                  $600,000                 $158.40
     share

Common stock, par value $.01 per       600,000(5)                   $7.03                $4,218,750               $1,113.75
     share

                                                                                      TOTAL FEE:                  $2,364.25

-----------------------------------

(1) The registration statement also includes an indeterminate number of additional shares of common stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(3) Calculated pursuant to paragraph (c) of Rule 457 under the Securities Act, on the basis of $7.03125 per share, which was the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on October 12, 2000.
(4) Represents 60,000 shares of common stock which are issuable upon exercise of warrants having an exercise price of $10.00, which may decrease to $8.84 if certain conditions are met.
(5) Represents 600,000 shares of common stock that may be issuable upon the exercise of adjustment warrants. The number of shares issuable pursuant to the adjustment warrants will fluctuate based on the market price of the common stock.


================================================================================
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 19, 2000

PROSPECTUS
----------

                        1,787,056 SHARES OF COMMON STOCK


                               HOLLYWOOD.COM, INC.

         In this prospectus, "Hollywood.com", "we", "us" and "our" refer to Hollywood.com, Inc.

THE OFFERING:

         This prospectus relates to the resale of common stock we issued and sold pursuant to private placements to the selling shareholders listed on page 16 of this prospectus, which consists of 1,127,056 shares of common stock currently outstanding and 660,000 shares of common stock issuable upon the exercise of warrants. We are registering these shares of common stock pursuant to commitments to register the shares with the selling shareholders.

USE OF PROCEEDS:

         We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders, other than payment of the exercise price of the warrants. The selling shareholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. The selling shareholders may also sell the shares to or with the assistance of broker-dealers who may receive compensation in excess of their customary commissions.

TRADING MARKET:

         Our common stock quoted on the Nasdaq National Market under the symbol "HOLL." On October 19, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $7.625 per share.

OFFERING EXPENSES:

         We will pay the expenses of registering the shares.

  YOU SHOULD CAREFULLY CONSIDER THE "RISK OF INVESTING IN OUR SHARES" SECTION
                    BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                        --------------------------------

         THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                The date of this prospectus is October ____, 2000


                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ABOUT HOLLYWOOD.COM, INC................................................3

FORWARD-LOOKING STATEMENTS..............................................8

RISKS OF INVESTING IN OUR SHARES........................................8

PROCEEDS FROM SALE OF THE SHARES.......................................15

SELLING SHAREHOLDERS...................................................15

HOW THE SHARES MAY BE DISTRIBUTED......................................18

OUR CAPITAL STOCK......................................................20

LEGAL OPINION..........................................................23

EXPERTS................................................................23

WHERE YOU CAN FIND MORE INFORMATION....................................23

                            ABOUT HOLLYWOOD.COM, INC.

         THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED FOOTNOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

         We are an entertainment-focused media and Internet company that offers widely recognized brands and a broad and deep collection of entertainment content data and related information in the industry. Our businesses include an extensive ticketing network through which we sell movie tickets online for theaters throughout the United States and Canada and live theater tickets online and to the tourism and travel industry for shows in New York and London. We also operate the intellectual property business from which our Company has expanded and evolved. Our Internet business generates revenues through the sale of advertising on Hollywood.com and Broadway.com and the business-to-business syndication of our content to major newspapers, web portals, and wireless companies, such as AOL Digital Cities, Yahoo!, Go Network, Excite, Ticketmaster/CitySearch, Zip2, The New York Times website, usatoday.com latimes.com, Sprint PCS and AT&T Wireless. Our businesses, Hollywood.com, Broadway.com, CinemaSource, EventSource, TheaterSource and HolywoodPro.com, provide in-depth entertainment information, including movie and theater descriptions and reviews, showtime and live theater listings, entertainment news and an extensive multimedia library. Our ticketing businesses, MovieTickets.com, Broadway.com and Theatre Direct International, generate revenues through the sale of tickets and service fees and commissions earned in connection with the sale of tickets, the sale of advertising online and through cooperative marketing programs and by providing various ancillary services related to the sale of tickets. In January 2000 we entered into a seven-year agreement with CBS Corporation providing for $100 million of advertising and promotion of the Hollywood.com website and $5.3 million in cash in exchange for an approximate 30% equity interest in the Company. In March 2000 CBS Corporation exercised a warrant to acquire an additional approximate 5% equity interest in the Company for $5.5 million in cash and $5.5 million in additional promotional advertising. CBS Corporation merged with and into Viacom Inc. in May 2000.

                               INTERNET BUSINESSES

         HOLLYWOOD.COM. Hollywood.com is a premier entertainment related website featuring over one million pages of in-depth movie, television and music content, including movie descriptions and reviews, digitized movie trailers and photos, movie showtime listings, entertainment news, box office results, interactive games, movie soundtracks, television listings, concert information, celebrity profiles and biographies, comprehensive coverage of entertainment awards shows and film festivals and exclusive video coverage of movie premieres.

         We sell banner advertising and sponsorships on Hollywood.com through a relationship with DoubleClick, Inc. and through an internal advertising staff. Some of our recent advertisers include Microsoft, Toyota, Universal Studios, eBay, Procter & Gamble, iVillage, Visa, M&Ms, Destination Films, New Line Cinema, JC Penny, US Army, Nissan, AT&T, Discovery/TLC, Nextel and Women.com.

         We promote the Hollywood.com website through our strategic relationships with CBS and the National Association of Theatre Owners. Through exclusive contracts with NATO and over 85 of its member theater exhibitors, we promote the Hollywood.com website to movie audiences by airing trailers about Hollywood.com before feature films that play in participating theaters and by displaying posters and other promotional materials in those theaters. In exchange, we develop and maintain websites for many of the theater exhibitors that feature their movie showtimes.

         In January 2000 we entered into a strategic, seven-year relationship with CBS that provides for extensive promotion of the Hollywood.com website. CBS has agreed to provide Hollywood.com with $100 million of promotion across its full range of media properties, including the CBS television network, CBS owned and operated television stations, CBS cable networks, Infinity Broadcasting Corporation's radio stations and outdoor billboards, CBS Internet sites and CBS syndicated television and radio programs. To supplement our internal sales efforts, we also have the right to reallocate a portion of each year's promotional budget and require CBS to sell up to $1.5 million of advertising on the Hollywood.com and Broadway.com websites. CBS has agreed to include the Hollywood.com website in all advertising sale programs and presentations that are appropriate for the sale of advertising on the website. We will pay an 8% commission on any additional advertising revenues generated by CBS for us in excess of the $1.5 million guaranteed amount selected by us each year.

         BROADWAY.COM. We launched the Broadway.com website on May 1, 2000. Broadway.com features theater showtimes for virtually all professional live theater venues in the U.S. as well as London's West End and hundreds of college and local live theater venues; the ability to purchase Broadway, Off-Broadway and West End theater tickets online; the latest theater news; interviews with stage actors and playwrights; opening-night coverage; original theater reviews; and video excerpts from selected shows. The Broadway.com website also offers current box office results, show synopses, cast and crew credits and biographies, digitized show previews, digitized showtunes and an in-depth Tony Awards(R) area. Broadway.com also offers a community chat area for users to chat with fellow users, stage actors, playwrights and reviewers about Broadway and live theater from around the country and worldwide. Broadway.com generates revenue from ticket sales, advertising sales and syndication of content to other companies.

         HOLLYWOOD.COM INTERNATIONAL. We have entered into and are pursuing several strategic relationships geared toward leveraging the Hollywood.com brand internationally. We entered into an agreement with America Online Latin America, Inc. in late 1999 pursuant to which we launched Portuguese and Spanish versions of the Hollywood.com website to be promoted on AOL in countries throughout Latin America. We launched the br.hollywood.com Portuguese-language website in Brazil in November 1999 and the mx.hollywood.com and ar.hollywood.com Spanish-language websites in Mexico and Argentina in May 2000. These websites are tailored to the local movie-going audience and feature much of the same content that is on Hollywood.com, including daily entertainment news, movie descriptions and reviews, movie previews, movie soundtracks, celebrity profiles and biographies and interactive games. Each of these websites are featured and promoted on the entertainment channels of both AOL Latin America and El Sitio.com, a Latin American-based Internet portal.

         The Company has entered into an agreement in principle to form a strategic partnership to distribute Hollywood.com content, in the Chinese language, throughout China on all new Legend personal computers along with Legend's new Chinese-language portal, FM365.com.

         The Company has also entered into an agreement in principle to form a strategic partnership to distribute Hollywood.com content across British Telecom's multiple Internet platforms, including narrowband ISP, broadband DSL access and wireless WAP technologies, throughout the United Kingdom.

         CINEMASOURCE. CinemaSource is the largest supplier of movie showtimes to the Internet and compiles movie showtimes for virtually every movie theater in the United States and Canada, representing approximately 36,000 movie screens. Since its start in 1995, CinemaSource has substantially increased its operations and currently provides movie showtime listings to more than 200 different Internet sites and media outlets, including web portals such as Yahoo!, Excite, Go Network, Ticketmaster/CitySearch, Zip 2, NBCi and iWon.com, major newspapers such as The New York Times website, usatoday.com, latimes.com, The Washington Post website, the Boston Globe website, and the Newsday website and wireless providers such as Sprint PCS and AT&T Wireless.

         In addition, CinemaSource recently expanded its syndication business to include entertainment news, movie reviews, and celebrity biographies. In addition to charging guaranteed amounts for the data that it provides to its customers, CinemaSource often shares in the advertising revenue generated by its customers in connection with the data.

         EVENTSOURCE. We launched the EventSource business in mid-1999 as an expansion of the operations of CinemaSource. EventSource compiles and syndicates detailed information on community events in cities around the country, including concerts and live music, sporting events, festivals, fairs and live theater. EventSource entered into an agreement with AOL's Digital City in April 2000 to provide event listings for up to 200 cities nationwide. In addition to Digital City, other EventSource customers include the websites of The New York Times and Knight Ridder.

         HOLLYWOODPRO. We own and operate the HollywoodPro.com website (formerly called Baseline), a pay-per-use, subscription website geared to movie professionals, which we acquired from media analyst Paul Kagan. The HollywoodPro business maintains one of the most comprehensive movie and television-related databases and has been in operation for over 15 years. The HollywoodPro.com website is a comprehensive database of information on over 67,000 films and television programs, as well as biographies on over one million entertainment industry professionals. This rich, interactive database is accessible online to our subscribers and includes credits, synopses, reviews and box office statistics. HollywoodPro continuously tracks production, distribution, and exhibition of feature films worldwide, including box office projections, budgets, and trends. HollywoodPro customers include major movie studios, investment banks, news agencies, consulting firms and other professionals in the entertainment industry.

         HOLLYWOOD.COM STUDIO STORE. Our online studio store, located at shopping.hollywood.com features a product line of branded licensed merchandise including toys, apparel, video games, art, collectibles, movie posters, games, high tech merchandise and media items. We cross-promote the Hollywood.com studio store to movie and entertainment enthusiasts through banners and links on our other websites. The website is promoted on numerous affiliate websites, including latimes.com, usatoday.com, Yahoo!, Excite, nj.com and others. We also sell a comprehensive collection of merchandise related to current and classic Broadway shows through the Broadway.com website.

                              TICKETING BUSINESSES

         MOVIETICKETS.COM. MovieTickets.com, a joint venture among Hollywood.com, AMC Entertainment Inc., and National Amusements, Inc., was launched in late May 2000. Each of Hollywood.com, AMC Entertainment Inc. and National Amusements, Inc. owns approximately one-third of the equity of MovieTickets.com, Inc. and the joint venture has entered into an agreement in principle for Viacom Inc. to acquire a five percent interest. MovieTickets.com will be promoted through on-screen advertising on participating exhibitors' movie screens and through $25 million of CBS advertising and promotion over the next five years. MovieTickets.com's current exhibitors include AMC Entertainment Inc., National Amusements, Inc., Famous Players Inc., Marcus Theaters, Muvico Entertainment and several regional exhibitors. These exhibitors operate theaters located in all of the top twenty markets and approximately 70% of the top 50 markets in the United States. AMC Entertainment Inc. is the largest movie theater operator in the United States based on box office sales and Famous Players generates approximately half of all box office sales in Canada. The MovieTickets.com website allows users to purchase movie tickets and retrieve them at "will call" windows or kiosks at theaters. The website also features movie content from Hollywood.com for all current and future release movies, movie reviews and synopses, digitized movie trailers and photos, and box office results. We expect the website to generate its revenues from the sale of advertising and from service fees charged to users for the purchase of tickets.

         THEATRE DIRECT INTERNATIONAL. We acquired Theatre Direct International
(TDI) effective as of September 15, 2000. Founded in 1990, TDI is a live theater marketing and sales agency serving over 40,000 domestic and international travel professionals, traveling consumers and New York-area theater patrons. TDI is a ticketing wholesaler to the travel industry that provides groups and individuals with access to low-cost tickets and knowledgeable service, covering shows on Broadway, long running shows Off-Broadway and shows in London. TDI sells tickets through an 800 number, through SABRE (a travel agent reservation system), via the Web and by fax. As a marketing agency, TDI represents 11 producers and 16 Broadway shows to the travel industry around the world. The 16 Broadway shows are Aida, Annie Get Your Gun, Beauty And The Beast, Cabaret, Chicago, Contact, Fosse, Jekyll And Hyde, Kiss Me Kate, Les Miserables, Rent, Riverdance, Swing, The Lion King, The Music Man and The Phantom Of The Opera. In addition, TDI's Education division, Broadway Classroom, markets group tickets to schools across the country. TDI's offline ticketing service complements the online ticketing services available on Broadway.com. Since its launch on May 1, Broadway.com has utilized TDI as its ticket supplier. The combined companies will provide live theater ticketing and related content for over 100 shows and over 200 venues in multiple markets to a customer base consisting of over 40,000 travel agencies, tour operators, corporations and educational institutions, in addition to numerous newspapers and web sites.

                        INTELLECTUAL PROPERTIES BUSINESS

         INTELLECTUAL PROPERTIES. Our intellectual properties division owns the exclusive rights to intellectual properties, which are complete stories and ideas for stories, created by best-selling authors and media celebrities. Some examples of our intellectual properties are Leonard Nimoy's Primortals, Mickey Spillane's Mike Danger and Anne McCaffrey's Acorna the Unicorn Girl. We license rights to our intellectual properties to companies such as book publishers, film and television studios, multi-media software companies and producers of other products. These licensees develop books, television series and other products based on the intellectual properties licensed from us. We generally obtain the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (e.g., Mickey Spillane's Mike Danger and Leonard Nimoy's Primortals).

         NETCO PARTNERS. In June 1995, the Company and C.P. Group Inc., entered into an agreement to form NetCo Partners. NetCo Partners is engaged in the publishing and licensing of entertainment properties, including Tom Clancy's NetForce.

         The Company and C.P. Group are each 50% partners in NetCo Partners. Tom Clancy owns 50% of C.P. Group. At the inception of the partnership, C.P. Group contributed to NetCo Partners all rights to Tom Clancy's NetForce, and the Company contributed to NetCo Partners all rights to Tad Williams' MirrorWorld, Arthur C. Clarke's Worlds of Alexander, Neil Gaiman's Lifers, and Anne McCaffrey's Saraband. NetCo Partners continues to own Tom Clancy's NetForce and, in accordance with the terms of the partnership agreement, the other properties have reverted back to the Company.

         Pursuant to the terms of the NetCo Partners Joint Venture Agreement, the Company is responsible for developing, producing, manufacturing, advertising, promoting, marketing and distributing NetCo Partners' illustrated novels and related products and for advancing all costs incurred in connection therewith. All amounts advanced by the Company to fund NetCo Partners' operations are treated as capital contributions of the Company and the Company is entitled to a return of such capital contributions before distributions of cash flow are split equally between the Company and C.P. Group.

         BOOK DEVELOPMENT AND BOOK LICENSING. Our intellectual properties division also includes a book development and book licensing operation through our 51% owned subsidiary, Tekno Books, that develops and executes book projects, typically with best-selling authors. Tekno Books has worked with approximately 50 New York Times best-selling authors, including Tom Clancy, Jonathan Kellerman, Dean Koontz, Tony Hillerman, Robert Ludlum and Scott Turow, and numerous media celebrities, including David Copperfield, Louis Rukeyser and Willard Scott. Our intellectual properties division has licensed books for publication with more than 60 book publishers, including HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Penguin Putnum and Warner Books. The book development and book licensing division has a library of more than 1,100 books. The Chief Executive Officer of Tekno Books, Dr. Martin H. Greenberg, is also a director of the Company and owner of the remaining 49% interest in Tekno Books.

         Tekno Books also owns a 50% interest in Mystery Scene Magazine, a trade journal of the mystery genre of which Dr. Greenberg is co-publisher. During 1995, the Company directly acquired an additional 25% interest in the magazine.

The Company is currently working to develop an area on the Hollywood.com website initially dedicated to mysteries. Management believes that this is an example of one of the many synergistic opportunities between the Company's Internet and publishing businesses.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus or that are otherwise made by us or on our behalf about our financial condition, results of operations and business constitute "forward-looking statements," within the meaning of federal securities laws. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "should," "expect," "believe," "anticipate," "intend," "could," "estimate," "pro forma" or "continue" and similar expressions or variations. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements anticipated, expressed or implied by such forward-looking statements. Such factors include, among others, those discussed in the "Risks of Investing in Our Shares" section as well as those discussed elsewhere in this prospectus and in our filings with the SEC.

         Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements. As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity or achievements and neither us nor any other person assumes responsibility for the accuracy and completeness of such statements.

                        RISKS OF INVESTING IN OUR SHARES

         THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING.

         WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE FURTHER LOSSES IN THE FUTURE AND OUR OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY AND ANNUAL BASIS.

         We have incurred significant losses since we began doing business. In the years ended December 31, 1999, 1998 and 1997 we had net losses of approximately $24.7 million, $10.7 million and $3.0 million, respectively. In the six months ended June 30, 2000, we had a net loss of approximately $20.9 million. As of June 30, 2000, we had an accumulated deficit of approximately $81.9 million. We expect to incur additional losses during the next several years while we continue to grow our businesses. Our future success will depend on the continued growth in the use of the Internet in general and our web sites in particular and our ability to generate advertising, syndication and ticketing revenues.

         In addition, our Internet operating results may fluctuate significantly in the future as a result of a variety of factors, including:

         o the level of Internet usage generally and the level of traffic on our web sites in particular;
         o        supply and demand for Internet advertising;
         o seasonal trends in Internet usage, Internet sales and advertising placements;
         o        the addition or loss of advertisers;
         o our ability to enter into or renew strategic relationships and agreements with popular media and entertainment organizations, web sites and media celebrities;
         o the amount and timing of our marketing expenditures and other costs relating to the expansion of our Internet operations;
         o        price competition or pricing changes in the industry;
         o new products, web sites or Internet services introduced by us or our competitors;
         o technical difficulties, security concerns or system downtime affecting the Internet generally or the operation of our web site in particular; and
         o general economic conditions and economic conditions specific to the Internet, electronic commerce and online media.

         As a result, our operating results for any particular period may not accurately predict our future operating results.

         WE MAY REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS AND THERE CAN BE NO ASSURANCE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

         We have required substantial financing to fund our acquisitions and growth and we expect to continue to require additional financing for marketing and promotional activities, to fund our growth plan and for working capital. Our current operating plans and assumptions indicate that anticipated cash flows when combined with cash on hand and other potential sources of capital will be enough to meet our working capital requirements for the next twelve months. If plans change or our assumptions prove to be inaccurate, we may need to seek further financing or curtail our operations. Our long-term financial success depends on our ability to generate enough revenue to offset operating expenses. To the extent we do not generate sufficient revenues to offset expenses we will require further financing to fund our ongoing operations. We cannot assure you that any additional financing will be available or if available, that it will be on favorable terms.

         WE HAVE A LIMITED OPERATING HISTORY AS PRIMARILY AN INTERNET AND TICKETING BUSINESS AND MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR CURRENT OPERATING PLAN.

         We have been operating our Internet business since November 1998. Historically, we generated substantially all of our revenues from the operation of our mall-based retail stores and our intellectual properties operations. We closed all of our mall-based retail stores during 1999. We are currently primarily relying on revenues from our web site, syndication and ticketing operations, which are relatively new and whose revenues remain uncertain. You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the rapidly evolving Internet industry. These risks include our ability:

o to maintain our current business-to-business syndication customers and to add new syndication customers;
o to increase awareness of our brand names, increase the number of users of our web sites and increase user loyalty;

o to increase syndication, advertising and ticketing revenues to cover operating expenses;
o        to compete effectively;
o to continue to obtain creative and innovative content for our web sites; and
o to continue to maintain and enhance our strategic relationships with other media and entertainment organizations.

         Because we expect an increasing percentage of our revenues to be derived from our Internet and ticketing operations, our past operating results may not be indicative of our future results.

         WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE THE DESIRED RESULTS.

         We have significantly expanded our Internet and ticketing operations over the past two years through our acquisitions of the businesses of hollywood.com, Inc., CinemaSource, Inc., Baseline II, Inc., BroadwayTheater.com, Inc. and Theatre Direct NY, Inc. and through the launch of Broadway.com, MovieTickets.com and our Portuguese and Spanish-language sites in Brazil, Argentina and Mexico. We plan to continue to expand our operations and market presence by entering into joint ventures, acquisitions, business combinations, investments, or other strategic alliances. These transactions create risks such as:

o difficulty assimilating the operations, technology and personnel of the combined companies;
o        disruption of our ongoing business;
o        increased marketing and advertising expenses to promote new ventures;
o        problems retaining key technical and managerial personnel;
o        the availability of financing to make acquisitions;
o expenses associated with amortization of goodwill and other purchased intangible assets;
o        additional operating losses and expenses of acquired businesses; and
o impairment of relationships with existing employees, customers and business partners.

         We may not succeed in addressing these risks. In addition, some of our new businesses may incur operating losses. To the extent that we are unable to identify and successfully integrate future ventures into our operations, our growth strategy may not be successful and our stock price could be adversely impacted.

         WE ARE DEPENDENT ON OUR ABILITY TO DEVELOP STRATEGIC RELATIONSHIPS WITH MEDIA AND ENTERTAINMENT ORGANIZATIONS.

         The success of our Internet operations are dependent in part on our ability to enter into and renew strategic relationships and agreements with media and entertainment organizations. Examples of such relationships include our advertising and promotion agreement with Viacom/CBS and our agreement with the National Association of Theatre Owners pursuant to which we are able to promote the Hollywood.com web site in member movie theaters throughout the country through mid-2001. Our intellectual property division is dependent on our ability to identify, attract and retain best-selling authors and media celebrities who create our intellectual properties. Our business could be harmed by the loss of the services of one or more of the people who have developed relationships with the best-selling authors and media celebrities who create our intellectual properties. Similarly, our business could be harmed if those relationships change or if we do not develop new relationships.

         WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990s, the number of web sites on the Internet competing for consumers' attention and spending has expanded, and we expect that competition will continue to intensify. Competition could result in less user traffic to our web sites, price reductions for content that we syndicate and advertising that we offer, a decline in product sales, reduced margins or loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

         We compete, directly and indirectly, for advertisers, viewers, members and content providers with the following categories of companies:

o online services or Web sites targeted to entertainment enthusiasts, particularly movie goers, such as Film.com, IMDb.com and MovieFone.com;
o publishers and distributors of traditional off-line media, such as television, radio and print, including those targeted to movie enthusiasts, many of which have established or may establish web sites, such as E Online and Entertainment Weekly Online;
o traditional movie and entertainment organizations and vendors of entertainment merchandise and products, including conventional retail stores and catalog retailers, many of which have established web sites, including Disney and Warner Brothers; and
o general purpose consumer online services such as Yahoo!, America Online and the Microsoft Network, each of which provides movie-related information and services.

         Our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of information contained on our web site and on our competitors' web sites, the ease of use of services developed either by us or by our competitors, the timing and market acceptance of new and enhanced services developed either by us or by our competitors, and sales and marketing efforts by us and our competitors.

         Based on our review of publicly available documents, we believe some of our existing competitors, as well as potential new competitors, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user bases than we do and, therefore, have significantly greater ability to attract advertisers and users. In addition, many of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements and to devote greater resources than us to the development, promotion and sale of their services. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect our business, results of operations and financial condition. In addition, as we expand internationally, we may face new competition. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us would not have a material adverse effect on our business, results of operations and financial condition.

         OUR OPERATIONS COULD BE NEGATIVELY IMPACTED BY SYSTEMS INTERRUPTIONS.

         The hardware and software used in our Internet operations, or that of our affiliates, could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our web sites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could affect our business. Insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in systems. We do not currently have a formal system disaster recovery plan. General Internet traffic interruptions or delays could also harm our business. As with Internet web sites in general, our web sites may experience slower response times or decreased traffic for a variety of reasons. Additionally, online service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. To the extent our services are disrupted, we could lose viewers to our web sites and our advertising revenues could decline.

         WE ARE SUBJECT TO ADDITIONAL SECURITY RISKS BY DOING BUSINESS OVER THE INTERNET.

         A significant obstacle to consumer acceptance of electronic commerce over the Internet has been the need for secure transmission of confidential information in transaction processing. Internet usage could decline if any well-publicized compromise of security occurred. We may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If a third person were able to misappropriate our users' personal information or credit card information, we could be held liable.

         WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our web sites and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition would be adversely affected if we incurred significant costs to adapt, or if we cannot adapt to these changes.

         GOVERNMENT REGULATION OF THE INTERNET COULD IMPACT OUR BUSINESS.

         Federal and state governments have recently adopted many new laws and regulations directly applicable to the Internet. In addition, laws and regulations may be adopted in the future that further address issues such as user privacy, pricing, taxation, content, copyrights, advertising, and the characteristics and quality of products and services. Although we endeavor to comply with all applicable laws and regulations, as new laws are adopted there is a risk that we will not be in full compliance. Any new laws or regulations relating to the Internet could also hurt our business.

         WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EFFECTIVE WEB ADDRESSES.

         We hold rights to more than 150 web domain names, including "hollywood.com," "hollywood.net," "broadway.com," "musicsite.com" and "showtimes.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we plan to do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. In addition, we may not be able to secure the rights to appropriate domains using new top level domains that are developed and marketed from time to time, such as ".cc."

         WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR PROPRIETARY RIGHTS.

         Our business could be hurt if we are unable to protect our rights in our intellectual properties, which are the principal assets of our intellectual property division. We have filed federal trademark registration applications for our trademarks and filed applications for trademark and copyright protection for each of our intellectual properties. Although we now have 43 U.S. registered trademarks and approximately 50 trademark applications are pending, we cannot be sure that any additional applications will be approved, or that we will have the resources necessary to enforce our proprietary rights against infringement by others.

         WE ARE DEPENDENT ON MITCHELL RUBENSTEIN AND LAURIE S. SILVERS, OUR FOUNDERS.

         Mitchell Rubenstein, our Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, our Vice Chairman, President and Secretary, have been primarily responsible for our organization and development. The loss of the services of either of these individuals would hurt our business. Their employment agreements provide, among other things, that if we terminate either of their agreements without "cause," we will have also terminated the other's agreement without "cause." Termination without "cause" entitles each to receive his or her salary for the remainder of the term of employment.

         There is intense competition for qualified personnel in our industry and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our future success will be dependent upon our ability to attract and retain qualified and creative key management personnel.

         VIACOM INC. BENEFICIALLY OWNS APPROXIMATELY 32% OF OUR COMMON STOCK AND ITS INTERESTS MAY DIFFER FROM YOURS.

         Viacom Inc.'s significant equity interest in us and other rights we have granted to Viacom could delay or prevent a merger or other transaction involving a change of control of us that could be beneficial to you. Viacom beneficially owns approximately 32% of our outstanding common stock. Viacom also currently has the right to nominate two individuals for election to our board of directors. If we issue common stock or securities convertible into common stock in the future, Viacom will, with some exceptions, have the right to purchase for cash securities from us so it can maintain its percentage ownership. As a result of its equity interest in us and its right to nominate individuals for election to our board, Viacom may be able to influence our management and affairs.

         THE ACCOUNTING TREATMENT OF VIACOM INC.'S INVESTMENT IN US WILL RESULT IN FUTURE NON-CASH EXPENSES ON OUR INCOME STATEMENT.

         Viacom Inc.'s commitment to provide $100 million of advertising, promotion and content for our Hollywood.com and Broadway.com web sites is recorded as an asset on our balance sheet. The original amount of the asset was approximately $130 million, the fair market value of the common stock issued to Viacom in exchange for the $100 million of advertising and $5.3 million in cash. As we receive the advertising, promotion and content from Viacom over the seven-year term of the agreements, we will record a non-cash expense on our income statement in an amount equal to the value paid for the advertising, promotion and content received. We currently expect to record an expense of approximately $19.1 million per year to reflect the value of the advertising, promotion and content expected to be received each year during the seven-year term. This expense will result in a net loss to us to the extent our revenues do not increase by an amount at least equal to the amount of the expense.

RISKS RELATED TO THIS OFFERING

         OUR STOCK PRICE IS VOLATILE.

         The trading price of our common stock has and may continue to fluctuate significantly. During the past 12 months, the trading price for our common stock on the Nasdaq Stock Market has ranged from $5.375 to $24.50 per share. Our stock price may fluctuate in response to a number of events and factors, such as our quarterly operating results, announcements of new products or services, announcements of mergers, acquisitions, strategic alliances, or divestitures and other factors, including similar announcements by other companies that investors may consider to be comparable to us. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of the companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

         OUR STOCK PRICE MAY BE HURT IF THE NUMBER OF INVESTORS SEEKING TO SELL SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET INCREASES.

         As of the date of this prospectus, approximately 13.8 million shares of our common stock, representing approximately 58% of our outstanding shares of common stock, constitute "restricted securities" as defined in Rule 144 under the Securities Act. Most of these shares are subject to agreements with the Company permitting the holders thereof to demand that the Company register the shares for resale under the Securities Act. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market following this offering could adversely affect the market price for our common stock. In addition, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

         OUR COMMON STOCK PRICE MAY BE HURT BY THE EFFECTS OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES.

         As of the date of this prospectus, we have options and warrants outstanding for the purchase of an aggregate of approximately 3.9 million shares of our common stock with an average exercise price of approximately $13.65, and we plan to issue additional options from time to time to our employees and directors. Exercise of these options and warrants will cause dilution to existing shareholders. As long as these options and warrants remain unexercised or are not converted, the terms under which we can obtain additional capital may be adversely affected. Moreover, the holders of the options and warrants may exercise or convert them at a time when we are attempting to obtain needed capital by a new offering of our securities on terms more favorable than those provided by these securities.

         In connection with our financing on August 22, 2000, we issued adjustment warrants to certain selling shareholders. If at the conclusion of any of ten adjustment periods specified in the warrants, the average of the five lowest volume weighted average prices of the common stock during the final fifteen days of the adjustment period is below $9.63, the Company will be obligated to issue additional shares to those selling shareholders upon their exercise of the adjustment warrants. The precise number of shares of common stock, if any, which will be issued will be determined in accordance with a formula as set forth in the adjustment warrant.

         Additionally, our board of directors may, without shareholder approval, issue additional shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

         THERE ARE RISKS THAT MAY MAKE IT DIFFICULT FOR US TO ACHIEVE THE OUTCOMES PREDICTED IN OUR FORWARD-LOOKING STATEMENTS.

         Many of the statements included in this prospectus and in the documents incorporated by reference in this prospectus, including the description of our plans, strategies, pending or possible acquisitions and financing plans, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our actual future performance could differ materially from these forward-looking statements or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Important factors that could cause actual results to differ materially from our expectations include those risks identified under this "Risk of Investing in Our Shares" section, well as those discussed elsewhere in this prospectus and in our filings with the Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

                        PROCEEDS FROM SALE OF THE SHARES

         We will receive no proceeds from the sale of any of or all of the shares being offered by the selling shareholders under this prospectus. We will receive an amount ranging from $530,400 to $600,000 upon the exercise of the warrants for which we are registering the underlying shares of common stock. We estimate we will spend approximately $22,000 in registering the offered shares.

                              SELLING SHAREHOLDERS

         We are registering all 1,787,056 shares covered by this prospectus on behalf of the selling shareholders named in the table below. We issued all of the shares and the warrants exercisable for shares to the selling shareholders in private placement transactions. We have registered the shares to permit the selling shareholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

         As of September 29, 2000, we entered into a purchase agreement with US Trust Company of New York, as agent, Joseph Stein Jr. IRA, Paul Kagan, Fred B. Tarter, Granite Capital, LP and Mitchell Rubenstein, pursuant to which, among other things, we issued an aggregate of 733,696 shares of common stock and we are required to register all 733,696 shares of common stock. If we do not file this registration statement on or prior to the required filing date agreed upon in the purchase agreement or if this registration statement is not declared effective by the Securities and Exchange Commission on or prior to the required effective date agreed upon in the purchase agreement, we are required to pay each accredited investor noted above, as stipulated damages intended to compensate such accredited investors for the incremental costs and investment risks associated with holding any of the shares of common stock as restricted securities, a fee for each day of such delay equal to 0.0333% of the respective purchase price to be paid by each such accredited investor for the respective shares to be purchased by it in accordance with the purchase agreement. We are obligated to pay such late fee in cash on the earlier of (i) the end of each 30-day period of such delay or (ii) the filing of the registration statement or the notification by the SEC to us that the registration statement has become effective, whichever is applicable. In connection with the private placement described above, the Company entered into an agreement with Wasserstein Perella & Co., Inc., pursuant to which, the Company has agreed to pay Wasserstein Perella $318,750, which is payable, at the election of Wasserstein Perella, either entirely in shares of common stock of the Company or up to fifty percent (50%) in cash and the balance in shares of common stock of the Company. Wasserstein Perella has elected to receive fifty percent (50%) in cash and the balance in shares of common stock of the Company.

         On August 22, 2000, we issued an aggregate of 358,423 shares of common stock to Westgate International, L.P. and Elliott Associates, L.P., each an accredited investor, for a total purchase price of $3,000,000 in cash. These investors also received warrants to acquire an aggregate of 60,000 shares of common stock at a price of $10.00 per share. If these investors hold at least seventy-five percent of the shares of common stock issued to them in the transaction on the six-month anniversary of the effective date of a registration statement in respect of the shares, the exercise price of the warrants will be decreased to $8.84. We also issued adjustment warrants to these investors. The right to purchase additional shares under the adjustment warrants will be determined at the conclusion of ten adjustment periods in accordance with the terms of those adjustment warrants. If the average of the five lowest volume weighted average prices of the common stock during the final fifteen days of an adjustment period is below $9.63, the Company will be obligated to issue additional shares to those selling shareholders for no additional consideration. The precise number of shares of common stock, if any, which will be issued will be determined in accordance with a formula set forth in the adjustment warrants.

         In connection with the private placement described in the previous paragraph, we entered into a registration rights agreement with Westgate and Elliott. That agreement requires that we register 1,018,423 of the shares of common stock covered by this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act, and the rules and regulations promulgated thereunder. We are subject to compensatory payments if we do not fulfill our obligations under the registration rights agreement. For example, our stock must be listed and quoted on the Nasdaq National Market System and the registration statement covering the resale of the common stock issued or issuable upon exercise of the warrants must be effective. The potential compensatory payments generally consists of a cash payments equal to approximately 1% of the aggregate purchase price of the purchased shares of common stock for the first 30 days that we fail to satisfy our obligations and 2% for each 30 day period thereafter. The investors may also demand redemption of the warrants if we do not satisfy certain of our obligations under the registration rights agreement.

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling shareholders as of the date of this prospectus.

                                                         BENEFICIAL                                        BENEFICIAL
                                                    OWNERSHIP OF COMMON                               OWNERSHIP OF COMMON
                                                   STOCK BEFORE OFFERING            NUMBER OF         STOCK AFTER OFFERING
                                                  ------------------------        SHARES BEING      ------------------------
           SELLING SHAREHOLDERS                   NUMBER        PERCENTAGE          OFFERED         NUMBER        PERCENTAGE
--------------------------------------------      ------        ----------          -------         ------        ----------
Elliott Associates, LP..................          509,212(1)         2.1%            509,212(1)              -            -

Westgate International, L.P.............          509,211(2)         2.1%            509,211(2)              -            -

US Trust Company of New York, as agent...         402,087            1.7%            402,087                 -            -

Mitchell Rubenstein.....................        2,378,853(3)         9.5%            125,001         2,253,852           9.0%

Paul Kagan..............................          797,486(4)         3.3%             86,956           710,530           2.9%

Granite Capital, L.P....................          125,906             *               86,956            38,950            *

Wasserstein Perella Securities, Inc.........      177,024(5)          *               27,769           149,255            *

Fred B. Tarter..........................           26,087             *               26,087                 -            -

Trinity Capital Advisors, Inc...........            7,168             *                7,168                 -            -

Joseph Stein, Jr. IRA...................           13,048             *                6,609             6,439            *


         Except for Mitchell Rubenstein and Paul Kagan, as described below, the selling shareholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years.

         Through an entity controlled by him, Paul Kagan manages certain publications and databases owned by the Company and is entitled to receive a management fee from the operating cash flow generated by such business. Mitchell Rubenstein is the Chairman of the Board and Chief Executive Officer of the Company. In addition, during the second quarter of 2000, Mitchell Rubenstein, together with Laurie S. Silvers, the Company's President, advanced $2,050,000 to the Company to enable the Company to meet its obligation to lend to a former shareholder of CinemaSource funds to pay the shareholder's taxes under the purchase agreement between the Company and the former shareholder of CinemaSource. The loan was repaid in full.

-------------------------
*Less than 1%.

(1)      Represents (i) 179,212 shares of common stock that are held directly,
         (ii) 30,000 shares of common stock that are issuable upon exercise of a warrant having an exercise price of $10.00 per share; provided, however, that if the investor holds at least seventy-five percent of the shares of common stock issued to it on the six-month anniversary of the effective date of this registration statement, the exercise price of the warrants will be decreased to $8.84, and (iii) 300,000 shares of common stock which may be issuable upon exercise of an adjustment warrant.

(2)      Represents (i) 179,211 shares of common stock that are held directly,
         (ii) 30,000 shares of common stock that are issuable upon exercise of a warrant having an exercise price of $10.00 per share; provided, however, that if the investor holds at least seventy-five percent of the shares of common stock issued to it on the six-month anniversary of the effective date of this registration statement, the exercise price of the warrants will be decreased to $8.84, and (iii) 300,000 shares of common stock which may be issuable upon exercise of an adjustment warrant.

(3) Represents 1,468,853 shares that are held directly and 910,000 shares that are issuable upon exercise of options and warrants having exercise prices ranging from $5.00 to $21.09. 455,000 of such options are held indirectly by Mr. Rubenstein through his spouse, Laurie S. Silvers.

(4) Represents 742,751 shares of common stock that are held directly and 54,735 shares of common stock that are issuable upon exercise of a warrant having an exercise price of $18.27 per share.

(5) Represents 100,000 shares that are issuable upon exercise of a warrant having an exercise price of $11, and 14,200 shares that are issuable upon exercise of a warrant having an exercise price of $21.


                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling shareholders may sell their shares of common stock from time to time in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus;

         o        sales under Rule 144 rather than by using this prospectus;

         o        a combination of any of these methods of sale; and

         o        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares.

         Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Certain of the selling shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The selling shareholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

         We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective for a period of at least two years from the date the registration statement has become effective or such shorter period as will terminate when all the shares registered under the registration statement have been resold.

                                OUR CAPITAL STOCK

SHARES AUTHORIZED AND OUTSTANDING

         Our second amended and restated articles of incorporation, as amended, authorize us to issue up to 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 13, 2000, 24,250,526 shares of common stock were outstanding and no shares of preferred stock are outstanding. The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

RIGHTS OF HOLDERS OF OUR COMMON STOCK

         Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion, from legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share proportionately in our legally available assets, after all our debts and liabilities and the liquidation preference of any outstanding shares of our preferred stock are paid.

         The common stock has no preemptive rights and no subscription, redemption or conversion privileges. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of our outstanding shares of common stock are, and the shares to be sold in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK ISSUABLE WITHOUT APPROVAL BY HOLDERS OF OUR COMMON STOCK

         AUTHORITY OF BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK. Without any further vote or action by our shareholders, the Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the number of shares in a series and the voting powers, preferences and relative rights and restrictions of each series, including the dividend rights and dividend rate, the terms of redemption (including sinking fund provisions), redemption price or prices, the conversion rights, and the liquidation preferences of the shares of each series.

         EFFECTS OF ISSUANCE OF PREFERRED STOCK ON HOLDERS OF OUR COMMON STOCK. The issuance of preferred stock by the Board of Directors could result in a class of securities outstanding that has preferences with respect to voting rights and dividends, and/or in liquidation, over our common stock. These shares may also be convertible into common stock, and then would enjoy all of the rights of common stock. The specific preferential rights of our various current types of preferred stock are described below.

       PREVIOUSLY ISSUED SERIES OF PREFERRED STOCK. We previously designated various series of preferred stock, including Series A, Series B, Series C, Series D-1 and Series D-2. All of the previously issued shares of Series A, Series B, Series C, Series D-1 and Series D-2 Preferred Stock have already been converted into shares of our common stock and therefore are no longer outstanding.

         In conjunction with the original issuance of the Series A Preferred Stock, we and certain holders of our common stock (Mitchell Rubenstein, Laurie
S. Silvers, Martin H. Greenberg and Asbury Park Press, Inc.) agreed that one nominee of Tekno Simon, LLC, the holder of the Series A Preferred Stock, would be appointed to the Board of Directors. These shareholders agreed to vote their shares for election of this nominee. The current nominee is Deborah J. Simon, who was first appointed to the Board of Directors in November 1996.

ANTI-TAKEOVER PROVISIONS

         We have various measures in place that could discourage, delay or prevent a change in control even if the holders of our common stock would prefer a change. These measures include:

         o POWER TO ISSUE BLANK CHECK PREFERRED STOCK. Our Second Amended and Restated Articles of Incorporation authorize the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors.

         o SHAREHOLDERS' RIGHTS PLAN. In August 1996 we adopted a shareholders' Rights Plan entitling each share of our common stock to certain rights. On October 18, 1999, we amended the shareholders' Rights Plan. Pursuant to the terms of the original shareholders' Rights Plan, the Board of Directors of the Company declared a dividend of one right for each share of common stock outstanding as of September 4, 1996. Pursuant to the terms of the shareholders' Rights Plan, as amended, each Right now entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of a new series of preferred shares, designated as Series E Junior Preferred Stock, at a price of $100.00 per one one-thousandth (1/1,000) of a share, subject to certain adjustments. The description and terms of the Rights and the shareholders' Rights Plan, as amended, are set forth in an Amended and Restated Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of August 23, 1996. The Series E Junior Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. The Series E Junior Preferred Stock may not be issued except upon exercise of Rights. Each share of the Series E Junior Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $0.001 per share and 1,000 times the cash dividends declared on the Company's common stock. In addition, the Series E Junior Preferred Stock is entitled to 1,000 times any non-cash dividends (other than dividends payable in equity securities) declared on the common stock, in like kind. In the event of liquidation, the holders of Series E Junior Preferred Stock will be entitled to receive for each share, a liquidation payment in an amount equal to the greater of $1,000 or 1,000 times the payment made per share of common stock. Each share of Series E Junior Preferred Stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series E Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights of Series E Junior Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Fractions of shares of Series E Junior Preferred Stock (other than fractions that are integral multiples of one one-thousandth (1/1,000) of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth (1/1,000) of a share. The terms of the amended shareholders' Rights Plan grant the Company's Board of Directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange each then valid Right (which would exclude Rights held by the Acquiring Person (as defined in the Amended and Restated Rights Agreement) that have become void) for that number of shares of the Company's common stock having a fair market value on the date of such 15% acquisition equal to the excess of (i) the value of the shares of Preferred Stock issuable upon exercise of the Right in the event of such acquisition over (ii) the exercise price of the Right, in each case as adjusted. These rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by the Board of Directors. The shareholders' Rights Plan is intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, the Board of Directors. The shareholders' Rights Plan, however, may discourage a future acquisition of us, including an acquisition in which our shareholders might otherwise receive a premium for their shares.

         o FLORIDA LAWS. Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power: (i) 1/5 or more but less than 1/3; (ii) 1/3 or more but less than a majority; and
                  (iii) a majority or more. There are some exceptions to the "control share acquisition" rules. The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the corporation has not had more than 300 shareholders of record during the past three years; (iii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors); (v) consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met; or (vi) the transaction is approved by the holders of two-thirds of the voting shares other than those owned by the interested shareholder. An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.

                                  LEGAL OPINION

         W. Robert Shearer, General Counsel and Senior Vice President of the Company, is giving an opinion regarding the validity of the offered shares.

                                     EXPERTS

The audited financial statements incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K405 for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site located at http://www.sec.gov.

         Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the following filings and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         (a) Our Annual Report on Form 10-K405 for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission on March 31, 2000;

         (b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

         (c) Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 29, 2000 and October 5, 2000; and

         (d) all other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this prospectus, please refer to the registration statement, including the exhibits. Copies of the registration statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

         We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon request, a copy of any or all of the information incorporated herein by reference. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Investor Relations Department, Hollywood.com, Inc., 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, telephone number (561) 998-8000.

         Prospective investors should only rely on the information incorporated by reference or provided in this prospectus or any supplement. Neither any underwriter nor we has authorized anyone else to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to by these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents, regardless of the time of the delivery of this prospectus or any sale of these securities. Our business, financial position and results of operations may have changed since that date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
         -------------------------------------------

         Hollywood.com, Inc. (the "Company") estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee.....   $2,364.25
         Legal fees and expenses.................................   10,000
         Accounting fees and expenses............................    3,000
         Miscellaneous...........................................    5,000
                                                                   ----------

                  Total..........................................  $20,364.25
                                                                   ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Second Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company may from time to time enter into agreements with each of its directors and executive officers wherein it may agree to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the selling shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16. EXHIBITS.
         ---------

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------


4.1      Registrant's Second Amended and Restated Articles of Incorporation(1)
4.2      Registrant's Bylaws(2)
4.3      Form of common stock Certificate(2)
4.4 Rights Agreement dated as of August 23, 1996 between the Company and American Stock Transfer & Trust Company, as Rights Agent(3)
5.1      Opinion and Consent of Counsel
10.1 Common stock Investment Agreement dated as of August 22, 2000 among Registrant, Elliott Associates, L.P. and Westgate International, L.P.(4)
10.2 Registration Rights Agreement dated August 22, 2000 among Registrant, Elliott Associates, L.P. and Westgate International, L.P. (5)
10.3 Common stock Adjustment Warrant dated August 22, 2000 between Registrant and Elliott Associates, L.P. (6)
10.4 Common stock Adjustment Warrant dated August 22, 2000 between Registrant and Westgate International, L.P. (7)
10.5 Common stock Purchase Warrant dated August 22, 2000 between Registrant and Elliott Associates, L.P. (8)
10.6 Common stock Purchase Warrant dated August 22, 2000 between Registrant and Westgate International, L.P. (9)
10.7 Purchase Agreement dated September 29, 2000 between Registrant and the purchasers whose names are set forth on Annex 1 thereto.(10)
23.1     Consent of Arthur Andersen LLP
23.2 Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1     Power of Attorney (included on signature pages hereof)

-------------------------
(1) Incorporated by reference to Exhibit 3.1 filed with the Registrant's Annual Report on Form 10-K405 for the fiscal year ended December 31, 1999, filed with the Commission on March 31, 2000.
(2) Incorporated by reference to the exhibit filed with the Company's registration statement on Form SB-2 (No. 33-69294).
(3) Incorporated by reference to Exhibit 1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on October 20, 1999.
(4) Incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(5) Incorporated by reference to Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(6) Incorporated by reference to Exhibit 10.3 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(7) Incorporated by reference to Exhibit 10.4 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(8) Incorporated by reference to Exhibit 10.5 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(9) Incorporated by reference to Exhibit 10.6 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(10) Incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on October 5, 2000.

ITEM 17. UNDERTAKINGS.
         -------------

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
10(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)      The undersigned Registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 16 day of October, 2000.

                                         HOLLYWOOD.COM, INC.


                                         By:/s/ Mitchell Rubenstein
                                            -----------------------------------
                                             Mitchell Rubenstein
                                             Chairman of the Board and
                                                Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Mitchell Rubenstein and Laurie S. Silvers, each of them singly, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and he or she hereby ratifies and confirms all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                   TITLE                                     DATE
         ---------                                   -----                                     ----

 /s/ Mitchell Rubenstein                    Chairman of the Board, and                  October 16, 2000
 ---------------------------------------    Chief Executive Officer
 Mitchell Rubenstein                        (Principal financial and
                                            accounting officer)

/s/ Laurie Silvers                          Vice Chairman of the Board,                 October 16, 2000
----------------------------------------    President and Secretary
Laurie Silvers

/s/ Dr. Martin H. Greenberg                 Chief Executive Officer of                  October 16, 2000
----------------------------------------    Tekno Books and Director
 Dr. Martin H. Greenberg


 /s/ Harry T. Hoffman                       Director                                    October 16, 2000
----------------------------------------
 Harry T. Hoffman

 /s/ Jules L. Plangere, Jr.                 Director                                    October 16, 2000
----------------------------------------
 Jules L. Plangere, Jr.

/s/ Deborah J. Simon                        Director                                    October 16, 2000
----------------------------------------
Deborah J. Simon

/s/ Mitchell Semel                          Director                                    October 16, 2000
----------------------------------------
Mitchell Semel

/s/ David Williams                          Director                                    October 16, 2000
----------------------------------------
David Williams

/s/ Russell I. Pillar                       Director                                    October 16, 2000
----------------------------------------
Russell I. Pillar


                                  EXHIBIT INDEX
                                  -------------



EXHIBIT           DESCRIPTION OF EXHIBIT
-------           ----------------------

4.1      Registrant's Second Amended and Restated Articles of Incorporation(1)
4.2      Registrant's Bylaws(2)
4.3      Form of common stock Certificate(2)
4.4 Rights Agreement dated as of August 23, 1996 between the Company and American Stock Transfer & Trust Company, as Rights Agent(3)
5.1      Opinion and Consent of Counsel
10.1 Common stock Investment Agreement dated as of August 22, 2000 among Registrant, Elliott Associates, L.P. and Westgate International, L.P.(4)
10.2 Registration Rights Agreement dated August 22, 2000 among Registrant, Elliott Associates, L.P. and Westgate International, L.P. (5)
10.3 Common stock Adjustment Warrant dated August 22, 2000 between Registrant and Elliott Associates, L.P. (6)
10.4 Common stock Adjustment Warrant dated August 22, 2000 between Registrant and Westgate International, L.P. (7)
10.5 Common stock Purchase Warrant dated August 22, 2000 between Registrant and Elliott Associates, L.P. (8)
10.6 Common stock Purchase Warrant dated August 22, 2000 between Registrant and Westgate International, L.P. (9)
10.7 Purchase Agreement dated September 29, 2000 between Registrant and the purchasers whose names are set forth on Annex 1 thereto.(10)
23.1     Consent of Arthur Andersen LLP
23.2 Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1     Power of Attorney (included on signature pages hereof)

-------------------------
(1) Incorporated by reference to Exhibit 3.1 filed with the Registrant's Annual Report on Form 10-K405 for the fiscal year ended December 31, 1999, filed with the Commission on March 31, 2000.
(2) Incorporated by reference to the exhibit filed with the Company's registration statement on Form SB-2 (No. 33-69294).
(3) Incorporated by reference to Exhibit 1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on October 20, 1999.
(4) Incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(5) Incorporated by reference to Exhibit 10.2 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(6) Incorporated by reference to Exhibit 10.3 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(7) Incorporated by reference to Exhibit 10.4 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(8) Incorporated by reference to Exhibit 10.5 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(9) Incorporated by reference to Exhibit 10.6 filed with the Registrant's Current Report on Form 8-K filed with the Commission on August 29, 2000.
(10) Incorporated by reference to Exhibit 10.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on October 5, 2000.


                                      II-1